# FIRST AMENDMENT TO LEASE

**THIS FIRST AMENDMENT TO LEASE AGREEMENT** (the "First Amendment") is entered into as of the 8th day of October, 2012, by and between Prologis, L.P., a Delaware limited partnership, formerly known as AMB Property, LP ("Landlord") and Sigma Designs, Inc., a California corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into a Lease dated June 30, 2007, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 65,664 square feet located at 1778 McCarthy Boulevard, Milpitas, California 95035 (the "Premises"), such lease, as heretofore modified, being herein referred to as the "Lease".

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

AGREEMENT:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. The Lease Term is extended for thirty-six (36) months, such that the Lease shall terminate on September 30, 2015 (the "First Extension Term"). All of the terms and conditions of the Lease shall remain in full force and effect during such extension period except that the Monthly Base Rent shall be as follows:

| Period | Monthly Base Rent |
|---|---|
| 10/01/12 - 09/30/13 | $52,531.20 |
| 10/01/13 - 09/30/14 | $55,814.40 |
| 10/01/14 - 09/30/15 | $59,097.60 |

2. Except as otherwise expressly provided herein, all defined terms used in this First Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its "as is" condition and shall pay Operating Expenses as provided in the Lease during the First Extension Term.

3. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

4. Insofar as the specific terms and provisions of this First Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this First Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

5. Landlord and Tenant hereby agree that (i) this First Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this First Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

6. Any obligation or liability whatsoever of Prologis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this First Amendment as of the day and year first above written.

**TENANT:**

**Sigma Designs, Inc.**
a California corporation

By: T. E. Gay
Name: Thomas Gay
Title: CFO

**LANDLORD:**

**Prologis L.P.**
a Delaware limited partnership

By: Prologis, Inc., a Maryland corporation, its general partner

By: [signature]
Name: Brandon J. Page
Title: Vice President, Market Officer